Exhibit 10.1

HEXCEL CORPORATION

SECOND AMENDMENT
TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of May 30, 2008, and entered into by and between Hexcel Corporation, a Delaware corporation (“Company”) and Deutsche Bank Trust Company Americas, as administrative agent for Lenders (“Administrative Agent”), and, for purposes of Section 5 hereof, the Guarantors (as defined in Section 5 hereof) listed on the signature pages hereof, and is made with reference to that certain Credit Agreement, dated as of March 1, 2005, by and among Company, the financial institutions party thereto from time to time (“Lenders”) and Administrative Agent, as amended by the First Amendment, dated as of December 5, 2006 (as so amended, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, subsection 2.10 of the Credit Agreement permits the Company to request Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments from time to time in an aggregate amount not to exceed the Incremental Amount;

WHEREAS, the Company has requested Incremental Term Loan Commitments consisting of Other Term Loans pursuant to a Notice of Borrowing delivered at least three Business Days in advance of the Second Amendment Effective Date (as defined below);

WHEREAS, the Incremental Term Lenders listed on the signature pages to the Incremental Assumption Agreement dated as of the date hereof (the “Tranche C Incremental Assumption Agreement”), at the request of the Company, have agreed to extend certain credit facilities to the Company, upon the terms and subject to the conditions contained herein, in the Tranche C Incremental Assumption Agreement and in the Amended Agreement (as defined below);

WHEREAS, subsections 2.10 and 10.6 of the Credit Agreement provide that the Credit Agreement shall be deemed amended to the extent necessary to reflect the existence and terms of any Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced by an Incremental Assumption Agreement, and that any such deemed amendment may be memorialized in writing by Administrative Agent with Company’s consent and furnished to the other parties to the Credit Agreement; and

WHEREAS, Company and Administrative Agent desire to amend the Credit Agreement to memorialize such deemed amendment as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	AMENDMENTS TO THE CREDIT AGREEMENT

             1.1           Amendments to Section 1:  Definitions

Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions:

“OID” has the meaning assigned to that term in subsection 2.10B.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of May 30, 2008, by and between Company and Administrative Agent.

“Second Amendment Effective Date” has the meaning assigned to that term in the Second Amendment.  For the avoidance of doubt, the Second Amendment Effective Date constitutes an Increased Amount Date for all purposes of this Agreement and the other Loan Documents.

“Tranche C Term Loan Commitment” means the commitment of a Lender to make a Tranche C Term Loan to Company pursuant to subsection 2.1A(v), and “Tranche C Term Loan Commitments” means such commitments of all Lenders in the aggregate.  For the avoidance of doubt, the Tranche C Term Loan Commitments constitute Incremental Term Loan Commitments under subsection 2.10 for all purposes of this Agreement and the other Loan Documents.

“Tranche C Term Loan Maturity Date” means April 1, 2012.  For the avoidance of doubt, the Tranche C Term Loan Maturity Date constitutes an Incremental Term Loan Maturity Date for all purposes of this Agreement and the other Loan Documents.

“Tranche C Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(v).  For the avoidance of doubt, the Tranche C Term Loans constitute a tranche of Incremental Term Loans and Other Term Loans under subsection 2.10 for all purposes of this Agreement and the other Loan Documents.

“Tranche C Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche C Term Loans of any Lenders, substantially in the form of Exhibit XV annexed hereto.

1.2          Amendments to Section 2:  Amounts and Terms of Commitments and Loans

A.            Commitments.  Subsection 2.1A of the Credit Agreement is hereby amended by adding the following new subsection 2.1A(v) at the end thereof:

“(v)         Tranche C Term Loans.  Each Lender that has a Tranche C Term Loan Commitment severally agrees to lend to Company on the Second Amendment Effective Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche C Term Loan Commitments to be used for the purposes identified in subsection 2.5A(iii).  The amount of each Lender’s Tranche C Term Loan Commitment is set forth opposite its name on Schedule 2.1 to the Second Amendment and the aggregate amount of the Tranche C Term Loan Commitments is $80,000,000; provided that the amount of the Tranche C Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche C Term Loan Commitment pursuant to subsection 10.1B; and provided further, that the Tranche C Term Loans shall be borrowed with OID of 0.50%.  Each Lender’s Tranche C Term Loan Commitment shall expire immediately and without further action on May 30, 2008, if the Tranche C Term Loans are not made on or before that date.  Company may make only one borrowing under the Tranche C Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(v) and subsequently repaid or prepaid may not be reborrowed.  For purposes of subsection 2.10, the Tranche C Term Loan Commitments shall constitute Incremental Term Loan Commitments, the Tranche C Term Loans shall constitute a tranche of Other Term Loans, and the borrowing of the Tranche C Term Loans shall constitute a utilization of the Incremental Amount.  This subsection 2.1A(v) is intended to be a more particular exposition of the provisions of subsection 2.1A(iv) as applied to the Tranche C Term Loan Commitments established pursuant to the Incremental Assumption Agreement executed and delivered on the date of the Second Amendment.”

B.            Optional Notes.  Subsection 2.1E of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“In the case of promissory notes executed and delivered to evidence Incremental Term Loans constituting Tranche C Term Loans, such promissory notes shall be Tranche C Term Notes in substantially the form of Exhibit XV annexed hereto, with appropriate insertions.”

C.            Rate of Interest.  Subsection 2.2A of the Credit Agreement is hereby amended by adding the following text immediately following the second full sentence of the first paragraph of such subsection:

“Subject to the provisions of subsections 2.2E, 2.6 and 2.7, each Tranche C Term Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity at a rate determined by reference to the Eurodollar Rate.”

D.            Rate of Interest.  Subsection 2.2A of the Credit Agreement is hereby further amended by deleting the table contained in subsection 2.2A(ii) and inserting the following table in lieu thereof:

“

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to:	2.00:1.00	2.125%	1.125%
Less than:	2.00:1.00	1.875%	0.875%

”.

E.             Rate of Interest.  Subsection 2.2A(ii) of the Credit Agreement is hereby further amended by the following text immediately before the “.” at the end thereof:

; and provided further that, for the period from and including the Second Amendment Effective Date to but excluding the next succeeding Business Day following the receipt by Administrative Agent of the Compliance Certificate for the fiscal period ending December 31, 2008, the applicable margin for the Tranche B Term Loans that are Eurodollar Rate Loans shall be 2.125% per annum and for Tranche B Term Loans that are Base Rate Loans (as a consequence of any mandatory conversion from a Eurodollar Rate Loan pursuant to subsections 2.2E or 2.6 or otherwise under this Agreement) shall be 1.125% per annum.”

F.             Rate of Interest.  Subsection 2.2A of the Credit Agreement is hereby further amended by adding the following new subsection 2.2A(vi) at the end thereof:

“(vi)        Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche C Term Loans shall bear interest through maturity as follows:

                (a)           if a Base Rate Loan (as a consequence of any mandatory conversion from a Eurodollar Rate Loan pursuant to subsections 2.2E or 2.6 or otherwise under this Agreement), then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv); or

                (b)           if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to:	2.00:1.00	2.50%	1.50%
Less than:	2.00:1.00	2.25%	1.25%

provided that, for the period from and including the Second Amendment Effective Date to but excluding the next succeeding Business Day following the receipt by Administrative Agent of the Compliance Certificate for the fiscal period ending December 31, 2008, the applicable margin for the Tranche C Term Loans that are Eurodollar Rate Loans shall be 2.50% per annum and for Tranche C Term Loans that are Base Rate Loans (as a consequence of any mandatory conversion from a Eurodollar Rate

Loan pursuant to subsections 2.2E or 2.6 or otherwise under this Agreement) shall be 1.50% per annum.  This subsection 2.2A(vi) is intended to be a more particular exposition of the provisions of subsection 2.2A(v) as applied to the Tranche C Term Loans.”

G.            Scheduled Payments of Term Loans.  Subsection 2.4A of the Credit Agreement is hereby amended by adding the following new subsection 2.4A(iii) at the end thereof:

“(iii)        Scheduled Payments of Tranche C Term Loans.  Company shall make principal payments on the Tranche C Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
September 1, 2008	$200,000
December 1, 2008	$200,000
March 1, 2009	$200,000
June 1, 2009	$200,000
September 1, 2009	$200,000
December 1, 2009	$200,000
March 1, 2010	$200,000
June 1, 2010	$200,000
September 1, 2010	$200,000
December 1, 2010	$200,000
March 1, 2011	$200,000
June 1, 2011	$200,000
September 1, 2011	$19,400,000
December 1, 2011	$19,400,000
March 1, 2012	$19,400,000
April 1, 2012	$19,400,000
Total:	$80,000,000

; provided that the scheduled installments of principal of the Tranche C Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche C Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than the Tranche C Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche C Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche C Term Loans.  This subsection 2.4A(iii) is intended to be a more particular exposition of the provisions of subsection 2.4A(ii) as applied to the Tranche C Term Loans.”

H.            Prepayments and Reductions in Revolving Loan Commitment Amount.  Subsection 2.4B(iv)(a) of the Credit Agreement is hereby amended by deleting the last sentence of such subsection and inserting the following text in lieu thereof:

“Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the Tranche B Term Loans and the Tranche C Term Loans on a pro rata basis.  The portion of each such voluntary prepayment that is applied to prepay the Tranche B Term Loans shall be applied to reduce scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A(i) for the next succeeding four Fiscal Quarters in direct order of maturity and thereafter to reduce each of the remaining scheduled installments of principal of the Tranche B Term Loans set forth in subsection 2.4A(i) on a pro rata basis.  The portion of each such voluntary prepayment that is applied to prepay the Tranche C Term Loans shall be applied to reduce scheduled installments of principal of the Tranche C Term Loans set forth in subsection 2.4A(iii) for the next succeeding four Fiscal Quarters in direct order of maturity and thereafter to reduce each of the remaining scheduled installments of principal of the Tranche C Term Loans set forth in subsection 2.4A(iii) on a pro rata basis.”

I.              Prepayments and Reductions in Revolving Loan Commitment Amount.  Subsection 2.4B(iv)(c) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and inserting the following text in lieu thereof:

                “(c)         Application of Mandatory Prepayments of Term Loans to Tranche B Term Loans and the Scheduled Installments of Principal Thereof and to Tranche C Term Loans and the Scheduled Installments of Principal Thereof.  Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Tranche B Term Loans and the Tranche C Term Loans on a pro rata basis.  The portion of each such mandatory prepayment that is applied to prepay the Tranche B Term Loans shall be applied on a pro rata basis to each scheduled installment of principal of the Tranche B Term Loans set forth in subsection 2.4A(i) that is unpaid at the time of such prepayment.  The portion of each such mandatory prepayment that is applied to prepay the Tranche C Term Loans shall be applied on a pro rata basis to each scheduled installment of principal of the Tranche C Term Loans set forth in subsection 2.4A(iii) that is unpaid at the time of such prepayment.”

J.             Prepayments and Reductions in Revolving Loan Commitment Amount.  Subsection 2.4B(iv)(d) of the Credit Agreement is hereby amended by inserting the text “, Tranche C Term Loans” immediately following the text “Tranche B Term Loans”.

K.            Use of Proceeds.  Subsection 2.5A of the Credit Agreement is hereby amended by adding the following new subsection 2.5A(iii) at the end thereof:

“(iii)        The proceeds of the Tranche C Term Loans incurred on the Second Amendment Effective Date shall be applied by Company for working capital and other general corporate purposes (including, without limitation, capital expenditures, repayment of Indebtedness, and payment of fees and expenses in connection with the Second Amendment and the borrowing of Incremental Term Loans on the Second Amendment Effective Date).”

1.3          Amendments to Section 4:  Conditions to Loans and Letters of Credit

A.            Conditions to Tranche C Term Loans on Second Amendment Effective Date.  Section 4 of the Credit Agreement is hereby amended by adding the following new subsection 4.5 at the end thereof:

“4.5                         Conditions to Tranche C Term Loans on Second Amendment Effective Date.

The obligations of Lenders to make the Tranche C Term Loans on the Second Amendment Effective Date are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the conditions precedent specified in Section 2 of the Second Amendment.”

1.4          Amendments to Section 10:  Miscellaneous

Subsection 10.1B(i) of the Credit Agreement is hereby amended (i) by inserting the text “or Exhibit XV” immediately following the text “Exhibit V” and (ii) by inserting the text “and/or outstanding Tranche C Term Loans” immediately following the text “and/or outstanding Tranche B Term Loans”.

1.5          Amendments to Schedules

Schedule 2.1 to the Credit Agreement is hereby amended by adding thereto the information set forth on Schedule 2.1 to this Amendment.

1.6          Amendments to Exhibits

The Credit Agreement is hereby amended by adding a new Exhibit XV thereto in the form of Exhibit XV to this Amendment.

Section 2.                                          CONDITIONS TO EFFECTIVENESS

Section 1 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

A.            Loan Party Documents.  On or before the Second Amendment Effective Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders or to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Second Amendment Effective Date:

(i)            Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, each dated a recent date prior to the Closing Date; provided that, to the extent that any such Organizational Document has been delivered previously and remains in full force and effect without modification or amendment since the date of such delivery, such Person may instead so certify by delivery of a certificate signed by its secretary or similar officer;

(ii)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Second Amendment Effective Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of the officers of such Person executing this Amendment;

(iv)          Executed originals of this Amendment; and

(v)           Such other documents as Administrative Agent may reasonably request.

B.            Fees and Expenses.  Company shall have paid to Administrative Agent on or before the Second Amendment Effective Date all reasonable fees and expenses of Administrative Agent (including, without limitation, the reasonable fees and disbursements of O’Melveny & Myers LLP) in connection with this Amendment.

C.            Representations and Warranties; Performance of Agreements.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 3 of this Amendment are true, correct and complete in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Amendment provides shall be performed or satisfied by it on or before the Second Amendment Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth in this Section 2C shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

D.            Satisfaction of Conditions; Pro Forma Compliance; Certificate of Chief Financial Officer.  On the Second Amendment Effective Date,

(i)            the conditions set forth in subsection 4.3 of the Credit Agreement shall be satisfied;

(ii)           Company would be in Pro Forma Compliance after giving effect to the Tranche C Term Loan Commitments and the Loans to be made thereunder and the application of proceeds therefrom as if made and applied on such date; and

(iii)          Administrative Agent shall have received a certificate dated such date and executed by the Chief Financial Officer of Company, certifying as to the satisfaction of the foregoing conditions.

E.             Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Second Amendment Effective Date (this Amendment constituting a written request by Company to such counsel to deliver such opinions to Lenders).

F.             Other Proceedings.  On or before the Second Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

Section 3.                                          COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into the Incremental Assumption Agreement that incorporates by reference this Amendment and to amend the Credit Agreement in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete:

A.            Corporate Power and Authority.  Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B.            Authorization of Agreements.  The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Company.

C.            No Conflict.  The execution and delivery by Company of this Amendment and the performance by Company of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any Loan Party, (ii) violate any provision of the Organizational Documents of Company or any Loan Party, (iii) violate any order, judgment or decree of any court or other Governmental Authority binding on Company or any Loan Party, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any Loan Party, (v) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any Loan Party (other than Liens created under any of the

Loan Documents in favor of Administrative Agent on behalf of Lenders) or (vi) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date and disclosed in writing to Lenders and except, in the case of (i), (iii) and (iv), to the extent such violation or conflict could not reasonably be expected to result in a Material Adverse Effect.

D.            Governmental Consents.  The execution and delivery by Company of this Amendment and the performance by Company of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

E.             Binding Obligation.  This Amendment has been duly executed and delivered by Company and this Amendment and the Amended Agreement are the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F.             Incorporation of Representations and Warranties From Credit Agreement.  The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G.            Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

Section 4.                                          MISCELLANEOUS

A.            Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)            On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii)           Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)          The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B.            Fees and Expenses.  Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

C.            Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D.            Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

E.             Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 2 hereof) shall become effective upon the latest to occur of (i) the execution of a counterpart hereof by Company and Administrative Agent, (ii) the execution of a counterpart of the Incremental Assumption Agreement dated as of the date hereof by Company, Administrative Agent and each Incremental Term Lender that has a Tranche C Term Loan Commitment and (iii) receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 5.                                          ACKNOWLEDGEMENT AND CONSENT BY GUARANTORS

Each guarantor listed on the signature pages hereof (“Guarantors”) hereby acknowledges that it has read this Amendment and consents to the terms hereof, and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of each Guarantor under the Subsidiary Guaranty and the other Loan Documents to which it is a party shall not be impaired or affected and the Subsidiary Guaranty or other Loan Document is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.  Each Guarantor further agrees that nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment to the Credit Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HEXCEL CORPORATION

By:	/s/ Wayne C. Pensky
Wayne C. Pensky
Senior Vice President and Chief
Financial Officer

GUARANTORS
(for purposes of Section 5 only):

CLARK-SCHWEBEL HOLDING CORP.

By:	/s/ Wayne C. Pensky
Wayne C. Pensky
President

HEXCEL REINFORCEMENTS CORP.

By:	/s/ Wayne C. Pensky
Wayne C. Pensky
President

ADMINISTRATIVE AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

SCHEDULE 2.1

LENDERS’ COMMITMENTS AND PRO RATA SHARES

The following information is hereby added to Schedule 2.1 to the Credit Agreement:

Lender	Tranche C Term Loan Commitment
Deutsche Bank Trust Company Americas	$80,000,000

TOTAL	$80,000,000